Exhibit 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE PERIODS ENDED FEBRUARY 28, 2018

Tulsa, OK-4/23/18—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reported sales for the three months ended February 28, 2018 totaled $12,064,651 compared to $8,693,851 for the prior period for an increase of $3,370,800, or 39%. Sales for the nine months ended February 28, 2018 were $32,073,828 compared to $25,759,823 for the prior period for an increase of $6,314,005, or 25%. Net income was $5,546 compared to $920,883 for the three months ended February 28, 2018 and 2017, respectively, and $679,899 compared to $1,133,317 for the nine months ended February 28 2018 and 2017, respectively.

Greystone recorded a net loss attributable to common shareholders (after preferred dividends and income attributable to variable interest entities) for the three months ended February 28, 2018 of $(152,554), or $(0.01) per share, compared to net income attributable to common shareholders of $773,667, or $0.03 per share, for the prior period. For the nine months ended February 28, 2018, Greystone recorded net income attributable to common stockholders (after preferred dividends and income attributable to variable interest entities) of $210,817, or $0.01 per share, compared to $697,337, or $0.02 per share in the prior period. EBITDA was $1,912,468 for the quarter ended February 28, 2018 and $5,052,992 for the nine months ended February 28, 2018.

“Greystone has shown substantial sales growth in fiscal year 2018 compared to fiscal year 2017” stated CEO Warren Kruger. Kruger continued, “The top line growth has been phenomenal. However, I am not satisfied with the results of the quarter but do anticipate a strong finish in our 4th quarter. When we first recognized the vision of where the plastic pallet market could grow, our goal has been to take our superior 100% recycled products and push market acceptance. The market has clearly accepted the product as sales are now being pulled versus pushed as demonstrated by a national customer contacting Greystone and placing a $6.5 million pallet order for delivery beginning in the fourth quarter of fiscal year 2018 through fiscal year 2019. This substantial growth in sales can unfortunately affect short-term earnings as operational and implementation costs level out. As we build new 24/7 production teams, costs are front loaded and the cash flow per machine lags until production stability is achieved. Two production machines were added in fiscal year 2018 and three more will be added in fiscal year 2019 to support demand for pallets. We will see better margins through consistent, stabilized production of the new machines while we continue to grow. The additional sales growth in fiscal year 2019 means capital expenditures and substantial expenses including chillers, concrete work, electrical upgrades, recycled plastic processing equipment, and new space for storage, grinding and granulating. These expenditures to accommodate this growth translate into adding and training substantial personnel to operate and maintain the machinery while we simultaneously automate numerous repetitive tasks to gain efficiencies and improve productivity. Long-term steady earnings are paramount for Greystone. Our shareholders want returns that meet or beat expectations and our entire team work diligently to achieve this outcome. We want patient shareholders to be rewarded and our teams work on that every day.”

Greystone Logistics is a “Green” manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2017.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Three Months and Nine Months Ended February 28, 2018

	Three Months Ended	Nine Months Ended
	February 28, 2018	February 28, 2018
Net Income	$5,546	$679,899
Income Taxes	639,600	899,100
Depreciation and Amortization	928,114	2,476,050
Interest Expense	339,208	997,944
EBITDA (A)	$1,912,468	$5,052,993

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com

Employee numbers are at an all-time high with a large component of temporary production personnel in training. The labor market is generally not favorable for employers and this latter group has a high turnover rate despite careful screening.